                                                                                                       EXHIBIT 10.4

                        ADMINISTRATIVE SERVICES AGREEMENT

         THIS ADMINISTRATIVE SERVICES AGREEMENT (this "Agreement") is entered into on September 1, 2004 by and between AF Services, Inc., a Delaware corporation ("AF Services"), and eCOST.com, Inc., a Delaware corporation
("eCost").

         WHEREAS, eCost obtains certain general accounting and financial services, sales tax services, human resources services, customer database management services and other general administrative services from AF Services;

         WHEREAS, eCost is considering an initial public offering of its Common Stock ("IPO"); and
                                                                                        ---

         WHEREAS, eCost desires to continue to obtain certain general accounting and financial services, sales tax services, human resources services, customer database management services and other general administrative services from AF
Services, and AF Services desires to continue to provide such services following the IPO as more fully set forth herein.

         NOW, THEREFORE, for and in consideration of the promises and the obligations undertaken by the parties pursuant hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AF Services and eCost hereby agree as follows:
ARTICLE I

                        ENGAGEMENT OF AF SERVICES; duties

1.1 Engagement. Effective as of the closing date of the IPO (the "Effective
Date"), eCost hereby retains AF Services to perform the general accounting and financial services, sales tax services, human resources services, customer database management services and other general administrative services set forth on Exhibit A attached hereto, including such services as may be related, ancillary, or necessary to perform such services (each, a "Service", and collectively, the "Services").

1.2      Duties and Rights.

(a) AF Services Obligations.

(i) AF Services hereby covenants and agrees that it shall, during the term of this Agreement, perform the Services. AF Services covenants and agrees that it shall maintain accurate records and accounts of all transactions relating to the Services performed pursuant to this Agreement. Such records and accounts shall contain such information as would normally be examined by an independent accountant in performing a complete audit pursuant to United States generally accepted auditing standards for the purpose of certifying financial statements, and as would normally be required by a government taxing authority in order to verify provision of the Services.

(ii) AF Services shall perform the Services pursuant to this Agreement in a manner and at a level of service substantially similar to that provided by AF
  Services to eCost prior to the date hereof and shall exercise the same care and skill as it exercises in performing similar services for other subsidiaries of PC Mall. In the event AF Services engages third parties to perform one or more Services under the supervision of AF Services pursuant to
  Section 1.2(c), AF Services shall cause such third parties to perform such
  Service under the same applicable performance standard.

(b) eCost Obligations. eCost hereby covenants and agrees that it shall pay AF
  Services fees for Services in accordance with Section 2.1. eCost further covenants and agrees that it shall provide AF Services with all documents and information necessary for AF Services to perform the Services pursuant to this
  Agreement. To the extent required, eCost shall authorize AF Services to perform such actions as may be necessary for the performance of the Services.

(c) Right to Subcontract. In the performance of its obligations hereunder, AF
  Services shall have the right, in its sole discretion, to subcontract its rights and responsibilities to any third party, provided that AF Services shall remain responsible for the performance of any such third party.

(d) No Additional Resources. Unless otherwise agreed in writing, AF Services shall not be required to perform the Services at a level that is substantially greater than the level of use required by eCost immediately prior to the
  Effective Date. Without limiting the foregoing, in connection with the performance of the Services, in no event shall AF Services be required to hire any additional employees, maintain the employment of any specific employee or purchase, lease or license any additional equipment or intellectual property.

1.3 Independent Contractors. The relationship of AF Services and eCost established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to: (a) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking; (b) create the relationship of principal and agent between the parties; (c) prevent AF Services from entering into any other business; or
(d) allow AF Services to create or assume obligations on behalf of or in the name of eCost. Except as provided herein, all financial obligations associated with each party's businesses are the sole responsibility of each respective party, and nothing in this Agreement is intended to make either party responsible for the financial obligations of the other.

1.4 Additional Services. From time to time after the Effective Date, the parties may identify additional services that AF Services will provide to eCost in accordance with the terms and conditions of this Agreement ("Additional
Services"). The parties shall create an Exhibit for each Additional Service setting forth a description of the Additional Service, the charge, if any, applicable thereto, and any other applicable terms and conditions with respect to such Additional Service. In order to become a part of this Agreement, such
Exhibit must be executed by a duly authorized representative of each party, at which time such Additional Service shall be deemed to constitute a "Service" for purposes hereof and shall be subject to the terms and conditions of this
Agreement. For the avoidance of doubt, the parties may, but shall not be required to, agree on Additional Services during the term of this Agreement.
Notwithstanding anything to the contrary in the foregoing or elsewhere in this
Agreement, any service actually performed by AF Services upon a written or verbal request by eCost in connection with this Agreement shall be deemed to constitute a "Service" for purposes of Sections 4.1 and 4.2.

1.5      Cooperation; Consents; Alternatives.

(a) Cooperation and Consents. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services, including, without limitation, cooperating in connection with obtaining all consents, approvals licenses or sublicenses reasonably necessary in order for AF Services to perform the Services. eCost shall be solely responsible for any costs incurred by AF Services in connection with obtaining such consents or approvals or procuring such licenses or sublicenses.

(b) Alternatives. In the event that AF Services reasonably believes that it is unable to provide any Service because of a failure to obtain any consent, approval, license or sublicense, the parties shall in good faith discuss and agree to an alternative approach; provided that, in no event shall AF Services be required to provide such Service until such time that the parties have agreed to an alternative approach or the relevant consent, approval, license or sublicense has been obtained. eCost shall be solely responsible for any increased cost in providing a Service resulting from any agreed alternative approach.

1.6 Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in that certain Master Separation and
Distribution Agreement (the "Master Separation and Distribution Agreement"), by
and between PC Mall, Inc., a Delaware corporation ("PC Mall") and eCost, dated as of the date hereof.

ARTICLE II

                                      FEES

2.1 Fees. In consideration of AF Services' performance of the Services, eCost shall pay AF Services a monthly fee in the amount of One Hundred One Thousand,
Six Hundred Dollars ($101,600) (the "Monthly Fee"). In the event that eCost terminates any Service in accordance with Section 3.2(b) below, the parties will in good faith negotiate and agree to an appropriate adjustment to the Monthly
Fee.

2.2 Invoicing. AF Services shall invoice eCost on a monthly basis. Such invoices shall set forth the Monthly Fee, and provide reasonable detail regarding each of the Services provided during the applicable month. AF Services' invoices shall be due and payable by eCost, in immediately available funds and as an electronic funds transfer or by such other manner mutually agreed by the parties, not later than fifteen (15) days after the date of invoice. Late payments under this
Article II shall bear interest at the prime rate plus two percent (2%) per annum or the maximum amount permitted by applicable law, whichever is less.

2.3 Taxes. All amounts payable for Services provided hereunder are exclusive of any taxes. All taxes and other charges imposed by any taxing authority on any
Service provided hereunder shall be added to the appropriate invoice and shall be payable by eCost in accordance with Section 2.2.

2.4 Audit Adjustments. In the event of a tax audit adjustment relating to the pricing of any Service provided pursuant to this Agreement in which it is determined by a taxing authority that any of the fees charged hereunder, individually or in combination, did not constitute an arm's length payment, the parties will in good faith discuss and agree to make adjustments to the applicable fees in order to achieve arm's length pricing. Any adjustment made pursuant to this Section 2.4 shall be reflected in each party's books and records, and shall create a right to receive payment, in the case of the party that either overpaid or was under-compensated (as applicable), and an obligation to make payment, in the case of the party that either underpaid or was over-compensated (as applicable), in accordance with Section 2.2.

ARTICLE III

                               TERM; TERMINATION;
                   OBLIGATIONS OF AF SERVICES UPON TERMINATION

3.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year, unless earlier terminated in accordance with Section 3.2 below.

3.2      Termination.

(a) Agreement. This Agreement shall be terminated upon the occurrence of any of the following events:

(i) The mutual agreement of eCost and AF Services;

(ii) Ninety (90) days written notice, with or without cause, by either party;

(iii) Thirty (30) days written notice of non-payment from AF Services to eCost, unless eCost pays all overdue amounts, together with interest, within twenty-one (21) days of such notice; or

(iv) Thirty (30) days written notice of material breach from eCost to AF
  Services, unless AF Services cures such breach within twenty-one (21) days of such notice (provided that such notice shall indicate the nature and basis of such breach, with reference to the applicable provisions of this Agreement and
  eCost's intention to terminate this Agreement in the event that AF Services has not cured such breach by such twenty-one (21) day period).

(b) Services. Any Services listed on Exhibit A may be terminated by eCost upon ninety (90) days' written notice to AF Services. In any such event, this
  Agreement shall continue in full force and effect with respect to any remaining Services not terminated hereby.

3.3 Termination Obligations. Termination or expiration of this Agreement shall not affect, negate or obviate any obligation of either party to the other arising prior to the date of such termination or expiration. By a date that is reasonably practical prior to the date of termination or expiration of this
Agreement, AF Services shall transfer to eCost all data, records, files and other information, in whatever format maintained, solely concerning eCost and the performance of the Services. AF Services shall provide reasonable access to such data, records, files and information, and shall support eCost and respond to eCost inquiries as reasonably necessary to allow eCost to understand, interpret and use all such data, records, files and information, so that eCost may provide for, after the date of such termination or expiration, the performance of the Services by either itself or a third party.

3.4 Survival. The terms and conditions of the following provisions will survive the termination or expiration of this Agreement: Article II; Sections 1.4, 3.3,
3.4, 4.1, 4.2 and 4.4; Article VI; and Article VII.

ARTICLE IV

                            LIMITATION OF LIABILITY; Warranty disclaimer; force majeure

4.1 Limitation of Liability. EXCEPT WITH RESPECT TO LOSSES OR DAMAGES ACTUALLY
SUFFERED OR INCURRED BY ECOST AS A RESULT OF AF SERVICES' WILLFUL MISCONDUCT OR
GROSS NEGLIGENCE IN PROVIDING THE SERVICES, AF SERVICES OR ANY AFFILIATE THEREOF
SHALL HAVE NO LIABILITY FOR DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE
SERVICES PROVIDED HEREUNDER, REGARDLESS OF THE FORM OF ACTION GIVING RISE TO
SUCH LIABILITY (WHETHER UNDER CONTRACT, TORT, STATUTORY OR OTHERWISE). TO THE
EXTENT PERMITTED BY APPLICABLE LAW AND NOTWITHSTANDING ANYTHING IN THIS
AGREEMENT TO THE CONTRARY, NEITHER AF SERVICES NOR ANY AFFILIATE THEREOF SHALL
BE LIABLE FOR ANY INDIRECT, EXEMPLARY, SPECIAL, CONSEQUENTIAL OR INCIDENTAL
DAMAGES OF ANY KIND, OR FOR ANY DAMAGES RESULTING FROM LOSS OR INTERRUPTION OF
BUSINESS, LOST DATA OR LOST PROFITS, ARISING OUT OF OR RELATING TO THIS
AGREEMENT, THE PROVISION OF THE SERVICES OR AF SERVICES' PERFORMANCE UNDER THIS
AGREEMENT, HOWEVER CAUSED, EVEN IF AF SERVICES HAS BEEN ADVISED OF OR SHOULD
HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.
4.2 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, AF
SERVICES MAKES NO, AND DISCLAIMS ALL, WARRANTIES, EXPRESS OR IMPLIED, INCLUDING,
BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A
PARTICULAR PURPOSE AND NONINFRINGEMENT, WITH RESPECT TO THE SERVICES. AF
SERVICES MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY
OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.

4.3      Force Majeure.
         -------------

(a) Definition. "Force Majeure Event" means any event or condition, not existing as of the date of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of AF Services, which prevents in whole or in material part the performance by AF Services of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the foregoing, the following will constitute a Force Majeure Event: acts of state or governmental action, riots, disturbance, war, strikes, lockouts, slowdowns, prolonged shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion.

(b) Release of AF Services. Upon being affected by a Force Majeure Event and after notice to eCost, AF Services will be released without any liability on its part from the performance of its obligations under this Agreement, but only to the extent and only for the period that its performance of such obligations is prevented by such Force Majeure Event. Such notice must include a reasonable description of the nature and cause of the Force Majeure Event.
  AF Services will as soon as reasonably practical notify eCost at such time that it is no longer affected by the Force Majeure Event and is able to resume providing Services.

(c) Cover. eCost is entitled, following the occurrence of the Force Majeure
  Event and the receipt of notice from AF Services in accordance with Section
  4.3(b), to contract or provide for the performance of the Services otherwise performed by AF Services hereunder. Upon notice of termination of the Force
  Majeure Event, eCost shall consent to AF Services resuming performance of the
  Services and obligations hereunder.

4.4      Work Product.
         ------------

(a) Ownership. As used herein, the term "Work Product" means all materials, software, tools, data, inventions, works of authorship, documentation and other innovations of any kind, including, without limitation, any improvements or modifications to AF Services' proprietary computer software programs and related materials, that AF Services, or personnel working for or through AF
  Services, may make, conceive, develop or reduce to practice, alone or jointly with others, in the course of performing the Services or as a result of such
  Services, whether or not eligible for patent, copyright, trademark, trade secret or other legal protection. eCost agrees that all Work Product shall be the property of AF Services and hereby assigns all rights it may have in the
  Work Product and in all related patents, patent applications, copyrights, mask work rights, trademarks, trade secrets, rights of priority and other proprietary rights to AF Services. eCost acknowledges that AF Services, in its sole discretion, shall have the right to license the Work Product or any portion thereof, and/or incorporate the Work Product or any portion thereof into AF Services products, for use by other licensees or customers of AF
  Services. At AF Services' request and expense, eCost shall assist and cooperate with AF Services in all reasonable respects and shall execute documents, give testimony and take further acts as reasonably requested by AF
  Services to acquire, transfer, maintain and enforce patent, copyright, trademark, mask work, trade secret and other legal protection for the Work
  Product.

(b) License of Work Product. Subject to eCost's performance of its obligations hereunder, AF Services hereby grants to eCost a worldwide, non-exclusive, non-transferable license to use, within eCost's enterprise only, the Work
  Product solely for eCost's internal business purposes. eCost shall not, without the written consent of AF Services: (i) decompile, disassemble or otherwise reverse engineer the Work Product or any portion thereof; or (ii)
  rent, lease, sublicense, sell, transfer or otherwise grant rights in or to the
  Work Product (in whole or in part) to any third party in any form.

(c) Reservation of Rights. Except as otherwise expressly provided herein, nothing in this Agreement shall be deemed to grant, directly or by implication, estoppel or otherwise, any right or license with respect to any technology or other intellectual property rights, and each party retains all right, title and interest in and to their respective technologies and other intellectual property rights.

ARTICLE V

                            REQUESTS FOR INFORMATION

         AF Services shall, at eCost's cost and expense, provide reasonable access to eCost to any documents, records, data or information reasonably requested by eCost concerning eCost or the Services provided hereunder as soon as reasonably practicable after the receipt of a written request therefor from
eCost or its authorized representatives. In addition, upon reasonable notice from eCost and at eCost's cost and expense, AF Services shall provide authorized representatives of eCost with reasonable access to the books and records maintained by AF Services that pertain to the Services provided hereunder.

ARTICLE VI

                                 CONFIDENTIALITY

         Each party shall hold, and shall cause its employees, accountants, attorneys and other authorized representatives to hold, in confidence, and shall otherwise not disclose to anyone other than each of their respective accountants, attorneys and other authorized representatives, together with such other individuals or organizations as may from time to time be authorized in writing by the other party or as may otherwise be required by any administrative body or required by law, all documents, records, data and information of each party ("Confidential Information") disclosed by such party to the other party in connection with the performance of this Agreement. Confidential Information shall not include information that (i) is already or otherwise becomes publicly available through no act of receiving party; (ii) is lawfully received by receiving party from third parties subject to no restriction of disclosure; or
(iii) can be shown by receiving party to have been independently developed by such party. Each party shall promptly notify the other party of any subpoena or other request or demand made to such party seeking documents, records, data or information concerning the other party or the Services provided hereunder, and shall resist production of any such materials consistent with its obligations pursuant to this Article. Neither party shall use the Confidential Information of the other party except to exercise its rights and perform its obligations hereunder.

ARTICLE VII

                                  MISCELLANEOUS

7.1 Further Assurances. AF Services and eCost agree, upon the reasonable request of the other, to execute, acknowledge and deliver any and all such further instruments, and to do and perform any and all such other acts as may be necessary or appropriate in order to carry out the intent and purposes of this
Agreement.

7.2 Waivers or Modifications. No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party to be charged therewith. No written waiver shall excuse the performance of any act(s) other than those specifically referred to therein. A waiver of any breach by any party hereunder shall not constitute a waiver of any subsequent breach(es) by such party hereunder.

7.3 Governing Law. This Agreement shall be governed by the laws of the State of
California (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

7.4 Notices. All notices, requests, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by facsimile transmission or mailed (certified or registered mail, postage prepaid, return receipt requested):

        If to AF Services, to:         AF Services, Inc.
                        2555 West 190th Street, Suite 204
                                       Torrance, California  90504
                                       Attention:  President
                                       Fax No.:  (310) 630-3462

        If to eCOST:                   eCOST.com, Inc.
                        2555 West 190th Street, Suite 106
                                       Torrance, California  90504
                       Attention: Chief Executive Officer
                                       Fax No.:  (310) 630-3578

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which hand delivered, upon transmission of the facsimile transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error, or on the third business day following the date on which so mailed, except for a notice of change of address, which shall be effective only upon receipt thereof.
In the case of a notice sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received. In no event shall the provision of notice pursuant to this Section 7.4 constitute notice for service of process.

7.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severed and this
Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.
Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

7.6 Entire Agreement. This Agreement, the Master Separation and Distribution
Agreement, the other Ancillary Agreements and the exhibits and schedules referenced or attached hereto and thereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of or by and between the parties hereto in respect of such subject matter and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

7.7 Assignment. Except to the extent expressly provided herein, neither party has the right to, directly or indirectly, in whole or in part, assign, delegate, convey or otherwise transfer, whether voluntarily, involuntarily or by operation of law, its rights and obligations under this Agreement, except with the prior written approval of the other party. Any such prohibited action will be null and void. Notwithstanding anything to the contrary in the foregoing, AF Services shall have the right to assign this Agreement without eCost's prior approval to any successor of AF Services in connection with a corporate reorganization.

7.8 Binding Agreement. This Agreement is binding upon, and inures to the benefit of, the parties and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties or their respective successors, any rights, remedies or liabilities under this Agreement.

7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

7.10 No Impairment of Rights. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                                          AF SERVICES, INC.

                                                          By:  /s/ Simon Abuyounes
                                                              --------------------------------------------
                                                          Name:        Simon Abuyounes
                                                              Title:   President

                                                          ECOST.COM, INC.

                                                          By:  /s/ Adam W. Shaffer
                                                               ----------------------------------------------------
                                                          Name:        Adam W. Shaffer
                                                              Title:   Chief Executive Officer

oc-287558
                                    Exhibit A

         AF Services shall provide eCost accounting and finance services, sales tax services, human resources administration services, record maintenance services, credit card processing services and database management services, in each case on a basis consistent with past practices.